Exhibit 2.12

GREEN RAIN ENERGY HOLDINGS INC. (A Wyoming Corporation) BOARD RESOLUTION Authorization of Subscriptions Under SEC Regulation A (Form 1 - A) Date: August 29, 2025 The Board of Directors (the “Board”) of Green Rain Energy Holdings Inc. (the “Company”) hereby adopts the following resolutions: WHEREAS, the Company has an offering statement on Form 1 - A qualified under Regulation A (the “Offering”); and WHEREAS, the Board deems it advisable and in the best interests of the Company and its shareholders to authorize the acceptance of subscriptions under the Offering. NOW, THEREFORE, BE IT RESOLVED, that the Company is authorized to accept subscriptions and issue shares of its common stock under the Offering for aggregate gross proceeds of up to $4,181,818, with such shares to be validly issued, fully paid, and non - assessable upon receipt of consideration. FURTHER RESOLVED, that the proper officers of the Company are authorized and directed to prepare, execute, and deliver all documents and instruments, make any required filings, coordinate with the transfer agent and any escrow agent, and take all actions they deem necessary or desirable to effect the foregoing. FURTHER RESOLVED, that all prior actions taken by any officer, director, employee, or agent of the Company in connection with the matters set forth herein are ratified, confirmed, and approved in all respects. FURTHER RESOLVED, that these resolutions are effective as of August 29, 2025, and shall remain in full force and effect until modified or rescinded by the Board. Suite 1216, Beverly Hills, CA 902 1 310 - Docusign Envelope ID: A4BB0B65 - A5E9 - 4E97 - B0A4 - 235C4249DE30 Alfredo Papadakis President Green Rain Energy Holdings Inc. 8/29/2025